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                     December 1, 2020

       Timothy Orr
       President
       GridIron BioNutrients, Inc.
       6991 East Camelback Road
       Suite D-300
       Scottsdale, AZ 85251

                                                        Re: GridIron
BioNutrients, Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed November 13,
2020
                                                            File No. 000-55852

       Dear Mr. Orr:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Brian A. Pearlman, Esq.